AMENDMENT TO LEASE AGREEMENT FOR

THE MORGANTOWN ENTERPRISE CENTER

THIS AMENDED AGREEMENT dated the 29th day of October 2010 by and between the MONONGALIA COUNTY DEVELOPMENT AUTHORITY (MCDA), a West Virginia public corporation, party of the first part (hereinafter called “Lessor” ); and PROTEA BIOSCIENCES, INC., a Delaware C Corporation, party of the second part (hereinafter called “Lessee”.)

WHEREAS, the Lessor and Lessee entered into a Lease Agreement for space located at the Morgantown Enterprise Center dated the 8th day of October, 2009; and

WHEREAS, the Lessor and Lessee want to amend certain provisions of that Lease Agreement;

WHEREFORE, the Lessor and Lessee agree to the following amendments:

A.   Paragraph 1, Premises shall be amended to read as follows:

1 .Premises. Whereas Lessor currently leases to Lessee and Lessee hereby leases from Lessor the entire ground floor (3,847 SF); Rooms 108, 134, 135, 136, and 145 on the first floor (2029 SF); and Rooms 214, 215, 216, 224, 225, 226, 234, 235, 244, 245, and 246 on the second floor (2,973 SF) all totaling 8,849 SF (Collectively referred to as the ‘Leased premises’) of that certain building situate, lying and being in the City of Morgantown, Morgan District, Monongalia County, West Virginia, known as the Morgantown Enterprise Center (MEC), which has an address of 955 Hartman Run Road, Morgantown, West Virginia 26505.

1.a. By this addendum to the above-referenced lease agreement, Lessor hereby leases to the Lessee, and Lessee hereby leases from Lessor, the entire first floor of the building (4,334 SF). Adding this additional space brings the total amount of space being leased to 11,154 SF.

1.b. The Lessor hereby makes available to the Lessee the greeting/desk space (approximately 8’x8’ = 64 SF in the second floor foyer/lobby of the building at no additional charge, conditioned upon that space being used only for reception/security purposes.

Subject to the provision of paragraph 5 below Lessee shall have first right of refusal to lease any other space in the Building that is vacated by other tenants during the term of this Lease Agreement and any extension of the term.

B.    Paragraph 3, Term shall be amended to read as follows:

3. Term. The term of this addendum to the lease shall be for a period of 26 months, commencing on the 1st day of November, 2010, and terminating without further notice on the 31st day of December 2012, both dates inclusive. This agreement may be extended for a one-year period upon written notice to the Lessor 90 days prior to the end of the term, at a rate not to exceed $16.50/SF.

C.    Paragraph 5, Rent shall be amended to read as follows:

5. Rent. The Lessee agrees to pay a base monthly rental of $13,478.00per month (11,154 SF * $14.50 /12) due and payable on November 1, 2010 and continuing on the first day of each month thereafter, up to and including November 31, 2011. Beginning on the first day of December 2011 through December 31, 2012, both dates inclusive, the Lessee agrees to pay a base monthly rental of $14,407.00 per month (11,154 SF * $15.50/12). All monthly rental payments shall be paid on or before the first day of each month and shall be made directly to the Lessor at MCDA, 955 Hartman Run Road, Suite 200, Morgantown WV26505.

Lessee agrees, that in addition to the monthly rental set forth above, upon termination of the Lease Agreement for any reason, Lessee shall pay Lessor one-half (1/2) of the then total monthly lease payments based upon the base rental payment amount (not to include the utility surcharge) for the last full month this Lease Agreement or any extension, for a period of up to 12 months or until the space vacated by the Lessee is leased, whichever comes first. The maximum amount the lessee will pay under this provision is capped at $75,000. This payment shall be compensation due Lessor for granting Lessee the first right of refusal to Lease additional space as set forth above in paragraph 1 a.

D.   Paragraph 9, Repairs shall be amended to read as follows:

9. Repairs.
a.
Lessor agrees to replace the carpeting in the hallways of the first and second floor; in the elevator; and in the ground and first floor conference rooms with good quality commercial carpet in a color acceptable to the Lessee. The Lessee will be responsible for any replacement and repair of the rubber molding where the wall meets the carpet in the Lessee’s offices necessitated by the installation of the new carpeting.

b.
Lessee agrees to maintain all existing professional office space that it currently leases on the first and second floor as professional office space for the duration of its lease. Any exception to this provision will require the express written approval of the Director of the MCDA, although it is noted that Lessee plans to extend its assembly lab in room 135 to include room 134.

c.
As previously disclosed to and known by the lessee, the utility systems of the Morgantown Enterprise Center were designed to serve professional office space and conventional office equipment (computers, copiers, etc). These utility systems (water, sewer, electric, HVAC, etc.) may not have the ability and capacity to serve manufacturing and laboratory uses and equipment. The Lessee is responsible for any and all expenses related to modifications of the buildings utility systems necessary to accommodate non-office uses and equipment such as manufacturing and laboratory uses. However, it is noted that replacement of any aging HVAC systems in the building remains the responsibility of the Lessor, and that Lessor will use its best efforts to replace failed units in a timely manner when required.

d.	Lessee agrees to create no more holes in the walls, floors or roof of the Morgantown Enterprise Center without the express written approval of the Director of the MCDA.

E.    Paragraph 10. Utilities shall be amended to read as follow:

10. Utilities.
a. The Lessee shall pay a utility surcharge for sewer, water, natural gas, and electricity in the amount of $1,540 month through November 2011. From December 2011 through and including December 2012 the Lessee shall pay $2,400 month ($2,400 per month is 75% of $3,200). If Protea exercises its option for an additional one year period, the surcharge shall increase to $3,080 per month, or an amount equal to the monthly average of the above-mentioned utility bills during the preceding 12 months, whichever is greater.

16a. Security/OSHA
Lessor understands that the nature of Lessee’s business has both security and potential OSHA requirements. Concerning the former, Lessor agrees to work with Lessee to limit key access to the building to only those individuals who require access. Regarding the latter, Lessor agrees to work with Lessee to address issues if and when they may arise.

16b. Signage
Lessor agrees that Lessee can have prominently-displayed signage at the second floor entrance (specifics to be agreed between parties), and that Lessee can place metal signage at the Hart Field Road entrance.

Any and all other provisions of the Lease Agreement are hereby ratified and affirmed and shall remain in full force and effect as if expressly set forth in this Agreement.

WITNESS the following signatures and seals:

Lessor:

MONONGALIA COUNTY DEVELOPMENT AUTHORITY,
a West Virginia public corporation,

By:	/s/ David Yoder
David Yoder
Its:	President

Lessee:

PROTEA BIOSCIENCES, INC.

By:	/s/ Stephen Turner
Stephen Turner
Its:	Chief Executive Officer

STATE OF WEST VIRGINIA,
COUNTY OF MONONGALIA, TO-WIT:

The foregoing instrument was acknowledged before me this 29 day of October, 2010, by David H Yoder, President of Monongalia County Development Authority, a West Virginia public corporation, for and on its behalf.

My commission expires: December 10, 2016

/s/ Chris A. Ilardi
Notary Public

STATE OF WEST VIRGINIA,
COUNTY OF MONONGALIA, TO-WIT:

The foregoing instrument was acknowledged before me this 29th day of October, 2010 by Stephen Turner, Chief Executive Officer of Protea Biosciences, Inc., a West Virginia Corporation, for and on its behalf.

My commission expires: September 14, 2015

/s/ Jesse L. Ayers II
Notary Public